EXHIBIT 10.11 – Contract with Dan Muller

CONTRACT

This contract entered into this 11th day of January 2007.

Whereas East Fork Biodiesel, LLC(EFB) desires to protect its investment in the 60 M gal. per year biodiesel plant being constructed for EFB by REG, Inc.

Whereas EFB has had to terminate the services of the person hired to watch over the construction

Therefore, EFB agrees to hire board member, Dan Muller to watch over the best interests of EFB by attending the weekly construction meetings, meeting with the subcontractors, keeping abreast of the latest developments and reporting back to the Board as needed to ensure the best interests of EFB.

For this service, EFB agrees to pay the sum of $40 per hour for each hour spent conducting this service as well as any travel expenses at the established Board rate.

Dan Muller accepts this responsibility and will issue monthly statements to include time and expenses and well as reporting to the Board by communicating with the President or during Board meetings.

For East Fork Biodiesel, LLC	Dan Muller

Kenneth M. Clark
President